ATLANTIC AMERICAN CORPORATION
                           4370 Peachtree Road, N.E.
                          Atlanta, Georgia 30319-3000



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 6, 1997






Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the "Company") will be held at the offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia at 9:00 A.M., Eastern Standard Time, on May 6, 1997 for the following purposes:

   (1)    To elect eight (8) directors of the Company for the ensuing year;

   (2) To approve the Atlantic American Corporation 1996 Director Stock Option Plan.

   (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants for the year 1997; and

   (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 7, 1997, will be entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors





                                                /s/
                                          -------------------------------------
                                          Janie L. Ryan
                                          Corporate Secretary





April 15, 1997
Atlanta, Georgia

                         ATLANTIC AMERICAN CORPORATION
                           4370 Peachtree Road, N.E.
                          Atlanta, Georgia 30319-3000

                          ----------------------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 6, 1997

                          ----------------------------

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the nominees for directors listed under the caption "Election of Directors", the approval of the 1996 Director Stock Option Plan (the "Director Plan"), and the ratification of the appointment of Arthur Andersen LLP as independent public accountants for 1997. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. This proxy statement and the accompanying form of proxy are first being mailed to the shareholders of the Company on or about April 15, 1997.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; or (iii) attending the Meeting and voting in person.

Only holders of record of issued and outstanding shares of $1.00 par value common stock of the Company ("Common Stock") as of March 7, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 18,691,026 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 1996, including financial statements, is enclosed with this Proxy Statement. The Form 10-K Annual Report to the Securities and Exchange Commission provides certain additional information. Shareholders may obtain a copy of the Form 10-K without charge upon written request addressed to: Corporate Secretary, Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. If the person requesting a copy of the Form 10-K is not a shareholder of record, the request must include a representation that the person is a beneficial owner of the Company's Common Stock.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. No contract or arrangement exists for engaging specially paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.

VOTE REQUIRED

A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary for the transaction of business. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at a meeting at which a quorum is present. In order for shareholders to approve all other matters to be presented at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will have no effect on the voting with respect to any proposal as to which there is an abstention or non-vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power.

                            1. ELECTION OF DIRECTORS

One of the purposes of the Meeting is to elect eight directors to serve until the next annual meeting of the shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.

Nominees for election to the Board of Directors are considered and recommended by the Executive Committee of the Board of Directors to the shareholders. The Company has no procedure whereby nominees are solicited or accepted from shareholders.

All of the nominees for election to the Board of Directors are currently directors of the Company.

The following information is set forth with respect to the eight nominees for director to be elected at the Meeting:

       ----------------------------------------------------------------------
       Name                         Age     Position with the Company
       ----------------------------------------------------------------------
       J. Mack Robinson             73      Chairman of the Board
       Hilton  H.   Howell, Jr.     35      Director, President and Chief
                                            Executive Officer
       Samuel E. Hudgins            68      Director
       D. Raymond Riddle            63      Director
       Harriett J. Robinson         66      Director
       Scott G. Thompson            52      Director
       William  H.  Whaley,M.D.     57      Director
       Dom H. Wyant                 70      Director
       ----------------------------------------------------------------------

Mr. Robinson has served as Director and Chairman of the Board since 1974 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. In addition, Mr. Robinson is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992. In addition, Mr. Howell has been Executive Vice President of Delta Life Insurance Company and Delta Fire & Casualty Company since March 1994. Prior thereto, he was Vice President and General Counsel of Delta Life Insurance Company since November 1991. Mr. Howell is the son-in-law of Mr. and Mrs. Robinson. He is also Vice President, Secretary and a Director of Bull Run Corporation and a Director of Gray Communications Systems, Inc.

Mr. Hudgins has been a Principal in Percival, Hudgins & Company, LLC, investment bankers, and has been its President since April 1992 and an independent consultant since September 1988. He has been a Director of the Company since 1986 and also serves as a Director of The Biltmore Funds and The Biltmore Municipal Funds of Wachovia Corp.

Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, a position he held from September 1994 to February 1996, and prior thereto served as the President and Chief Executive Officer of National Service Industries, Inc. since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc., Atlanta Gas Light Company, Equifax Inc., and Fuqua Enterprises, Inc.

Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989.

Mr. Thompson has been the President and Chief Financial Officer of American Southern Insurance Company since 1984. He has been a Director of the Company since February 1996.

Dr. Whaley has been a physician in private practice for more than five years. He has been a Director of the Company since July 1992.

Mr. Wyant is Of Counsel to the law firm of Jones, Day, Reavis & Pogue, which serves as counsel to the Company. Prior to January 1995, he was a partner in Jones, Day, Reavis & Pogue for more than five years. He has been a Director of the Company since 1985, and also serves as a Director of Thomaston Mills, Inc.

Committees Of The Board Of Directors

The Board of Directors of the Company has three (3) standing committees: The Executive Committee, the Stock Option and Compensation Committee and the Audit Committee. The Company has no Nominating Committee. The Executive Committee is composed of Messrs. Robinson, Howell, Hudgins and Wyant, and its function is to act in the place and stead of the Board to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company met or acted by written consent two times during 1996.

The Stock Option and Compensation Committee is composed of Messrs. Riddle, Whaley and West. The Stock Option and Compensation Committee's function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers. The Stock Option and Compensation Committee held one meeting in 1996.

The Audit Committee is composed of Messrs. West and Riddle, Dr. Whaley and Mrs. Robinson. The Audit Committee's functions include reviewing with the Company's independent public accountants, their reports and audits, and reporting their findings to the full Board. The Audit Committee held one meeting in 1996.

The Board of Directors met or acted by written consent eight times in 1996. Each of the directors named above attended at least 75% percent of the meetings of the Board and its committees of which he or she was a member during 1996.

Compensation Of Directors

The Company's policy is to pay all Directors an annual retainer fee of $4,000, to pay fees to Directors at the rate of $600 for each Board meeting attended and $200 for each committee meeting attended, and to reimburse Directors for actual expenses incurred in connection with attending meetings of the Board of Directors and Committees of the Board. In addition, pursuant to the Company's 1996 Director Stock Option Plan (the "Director Plan"), all Directors who are not employees or officers of the Company or any of its subsidiaries are entitled to receive an initial grant of options to purchase 5,000 shares of Common Stock and annual grants of options to purchase 1,000 shares of Common Stock.

                       SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth Common Stock ownership information as of March 7, 1997 by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all of the Company's directors and executive officers as a group.

--------------------------------------------------------------------------------
                                                Amount and Nature
Name of Individual                                of Beneficial         Percent
or Identity of Group                                Ownership(1)       of Class
--------------------------------------------------------------------------------

J. Mack Robinson..............................   13,748,014 (2)         70.20%
 4370 Peachtree Road, N.E.
 Atlanta, Georgia 30319
Harriett J. Robinson .........................    8,049,691 (3)         41.92%
 3500 Tuxedo Road, N.W.
 Atlanta, Georgia 30305
Hilton H. Howell, Jr..........................      126,842 (4)           *
Samuel E. Hudgins.............................        5,000 (5)           -
D. Raymond Riddle.............................        6,540 (5)           *
Scott G. Thompson.............................       49,750 (6)           *
Charles B. West...............................      219,671 (7)          1.0%
William H. Whaley, M.D........................       15,871 (8)           *
Dom H. Wyant..................................        5,000 (5)           -
John W. Hancock...............................       56,418 (9)           *
All Directors and Executive Officers as a
Group (10 persons)............................       14,233,106 (10)    71.81%

--------------------------------------------------------------------------------
*Represents less than 1% of class.

(1)  All  such shares  are owned  of record  and  beneficially  unless otherwise stated.
(2) Includes 3,381,202 shares owned by Gulf Capital Services, Ltd., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; 936,702 shares owned by Delta Life Insurance Company; and 294,000 shares owned by Delta Fire & Casualty Company; all of which are companies controlled by Mr. Robinson; 35,000 shares subject to presently exercisable options held by Mr. Robinson; 90,310 shares issuable pursuant to convertible notes and 250,750 shares issuable pursuant to convertible preferred stock which is owned beneficially by Mr. Robinson; and 3,115 shares held pursuant to the Company's 401(k) plan. Also includes all shares held by Mr. Robinson's wife (see note 3 below).
(3) Harriett J. Robinson is the wife of J. Mack Robinson. Includes 7,325,488 shares of common stock and 501,500 shares issuable pursuant to convertible preferred stock held by Mrs. Robinson as trustee for her children, as to which she disclaims beneficial ownership. Also includes 6,398 shares issuable pursuant to convertible notes, 5,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days, and 6,720 shares held jointly with grandson. Does not include shares held by Mr. Robinson (see Note 2 above).
(4) Includes 110,000 shares subject to presently exercisable stock options held by Mr. Howell; 6,917 shares held pursuant to the Company's 401(k) plan; and 1,025 shares owned by Mr. Howell's wife, as to which he disclaims any beneficial ownership.
(5) Includes 5,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.
(6)  Includes 48,750 shares subject to presently exercisable options.
(7) Includes 96,662 shares owned of record by Mr. West; 5,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days; 75,199 shares held in trusts with respect to which Mr. West has voting power and 42,810 shares owned by his wife, as to which Mr. West disclaims any beneficial ownership. Mr. West will retire as a Director at the meeting.
(8) Includes 1,371 shares issuable pursuant to convertible notes and 5,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days.
(9) Includes 38,750 shares subject to presently exercisable options and 7,668 shares held pursuant to the Company's 401(k) plan.
(10) Includes 226,250 shares subject to presently exercisable options held by all directors and executive officers as a group. Also includes shares issuable upon conversion of convertible securities and shares held pursuant to the Company's 401(k) plan described in notes 2, 3, 4, 8 and 9 above.

Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of a registered class of the Company's equity securities are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company, and to furnish the Company with copies of such reports. To the Company's knowledge, all of these filing requirements were satisfied during the year ended December 31, 1996, except that with respect to one transaction by each Mr. Howell and Mr. West, such reports were inadvertently not filed. Such transactions were reported on a Form 4, promptly after the failure to report such transaction was discovered. In making this disclosure, the Company has relied on written representations of its directors and officers and copies of the reports they have filed with the Securities and Exchange Commission.

                            EXECUTIVE COMPENSATION

There  is  shown  below   information   concerning   the  annual  and  long-term
compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) chief executive officer and (ii) the only other executive officers of the Corporation whose salary and bonus exceeds $100,000 ("the Named Officers"):

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                  Annual         ---------------
                               Compensation           Awards
    Name and                 ------------------  ---------------    All Other
Principal Position     Year  Salary(s) Bonus(s)  Options/SARs(#) Compensation(s)
--------------------------------------------------------------------------------
Hilton H. Howell, Jr.  1996   180,000   67,500        -0-            13,100 (1)
 President and CEO     1995   154,167   45,000      100,000          12,500
                       1994   125,000   34,375       20,000          11,410

J. Mack Robinson       1996   138,902   34,726        -0-            13,100 (2)
 Chairman of the       1995   138,902   34,726       20,000          11,820
 Board                 1994   132,288   34,725        -0-            11,610

John W. Hancock        1996   114,541   31,499       25,000           4,201 (3)
 Senior Vice           1995   107,048   22,908        -0-             2,828
 President and         1994   100,989   21,409       10,000           2,554
 Treasurer

(1) Consists of (i) contributions to Mr. Howell's account under the Company's 401(k) Plan of $4,500 in 1996; and (ii) fees paid for serving as a director of the Company and certain of its subsidiaries of $8,600 in 1996.

(2) Consists of (i) contributions to Mr. Robinson's account under the Company's 401(k) Plan of $4,500 in 1996; and (ii) fees paid for serving as a director of the Company and certain of its subsidiaries of $8,600 in 1996.

(3) Consists of contributions to Mr. Hancock's account under the Company's 401(k) Plan.

                     Option/SAR Grants In Last Fiscal Year

     The following table provides information related to options granted to the named executive officers during fiscal 1996.

                                                                                       Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                       of Stock Price Appreciation
                          Individual Grants                                            for Option Term (1)
                          ---------------------------------------------------------    ----------------------------
                          Number of
                          Securities    % of Total
                          Underlying     Options/
                           Options/        SARs
                             SARs       Granted to   Exercise or
                           Granted     Employees in   Base Price
Name                       (#) (2)      Fiscal Year     ($/Sh)     Expiration Date        5% ($)        10% ($)
-------------------------------------------------------------------------------------------------------------------
Hilton H. Howell, Jr.        -0-           -0-           -0-             N/A               -0-           -0-
J. Mack Robinson             -0-           -0-           -0-             N/A               -0-           -0-
John W. Hancock             25,000        10.2           2.375        02/20/2001         $16,425       $36,250

-----------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. The assumed annual rates of stock price appreciation are specified by the rules of the Securities and Exchange Commission for illustrative purposes only and are not intended as projections of the future performance of the Company's Common Stock.
(2) Options became exercisable with respect to 50% of the shares covered thereby on February 20, 1996, the date of grant; options for an additional 25% of the shares became exercisable on February 20, 1997; and options for the remaining 25% become exercisable on February 20, 1998. The exercise price was equal to the average of the bid and asked prices of the stock at the close of business of the date of grant.

              Aggregated Option/SAR Exercises In Last Fiscal Year
                         and FY-End Option/SAR Values

The following table provides information related to the number and value of options held by the named executive officers at fiscal year-end.

                                                                         Number of Securities          Value of Unexercised
                                                                        Underlying Unexercised       In-the-Money Options/SARs
                           Shares                                    Options/SARs at Year-end(#)        at Year-End ($) (2)
                         Acquired on                                 ---------------------------    ---------------------------
   Name                  Exercise (#)     Value Realized ($) (1)      Exercisable/Unexercisable      Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Hilton H. Howell, Jr.       ---                  ---                      110,000/25,000                  $96,876/$14,063
J. Mack Robinson           20,000              $42,500                     35,000/5,000                   $49,688/$2,813
John W. Hancock            10,000              $21,250                     38,750/6,250                   $45,391/$4,297

(1) Value is calculated on the difference between the option exercise price and the closing price for the Company's Common Stock as reported by the NASDAQ Stock Market on August 21, 1996, which was $3.125, multiplied by the number of shares of Common Stock underlying the stock options.
(2) Value is calculated on the difference between the option exercise price and the closing price for the Company's Common Stock as reported by the NASDAQ Stock Market on December 31, 1996, which was $3.0625, multiplied by the number of shares of Common Stock underlying the option.


                     Employment Agreements With Management

The Company, or the applicable insurance subsidiary where appropriate, has entered into employment agreements with certain key members of management, including Mr. Hancock. All of such agreements are standard in form, and provide for certain payments by the Company, or the applicable insurance subsidiary, if the manager's employment is terminated for any reason following "a Change of Control Event or Sale," which shall be deemed to have occurred if any person or entity other than Mr. Robinson, his heirs or his affiliates becomes a beneficial owner, directly or indirectly, of securities representing 30% or more of the voting power of the Company's then outstanding voting securities.

Pursuant to the respective agreements, a terminated manager would be entitled to receive payments at the rate of his current compensation, payable monthly, following termination for any portion remaining of one year after a change of control. A reduction in salary also would entitle the terminated manager to such compensation if he or she so chooses. The amounts payable under the agreements would vary depending upon the length of time during which such payments are made, and could exceed $100,000 for certain individuals.


                               PERFORMANCE GRAPH


                Comparison of Five-Year Cumulative Total Return*
        Atlantic American Corporation, Russell 2000 Index And Peer Group
                     (Performance Results Through 12/31/96)



               Atlantic American       Russell 2000       Peer Group
                  Corporation             Index
               -----------------       ------------       ----------

1991                $100.00               $100.00           $100.00

1992                 216.67                118.41            135.64

1993                 233.33                140.80            133.13

1994                 300.00                138.01            131.73

1995                 308.33                177.26            176.05

1996                 408.40                206.48            195.35


Assumes $100 invested at the close of trading 12/91 in Atlantic American Corporation common stock, Russell 2000 Index, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

Source: Value Line, Inc. Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

          Peer Group:  NASDAQ Insurance Companies

                            EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee on Executive Compensation

Compensation Philosophy

The Committee believes that compensation of executives should be designed to motivate such persons to perform at their potential over both the short and the long term. The Committee believes that equity-based incentives should benefit the Company by increasing the retention of executives while aligning the long-term interests of such persons with those of the Company's shareholders. Compensation determinations are primarily based on the performance of the Company and the individual executive officer. The Committee also believes that compensation packages for executives must be structured to take into account the nature and the growth of the Company's lines of business in appropriate circumstances.

Cash Compensation. The compensation packages for the executive officers consists
------------------
of three components: base salaries, cash bonuses and equity incentives.

The Chairman annually reviews executive officer compensation and recommends to the Committee proposed salaries and bonuses for himself and for each of the other executive officers. Factors considered by the Chairman and the Committee are based upon the growth of the Company with regard to net income, total assets, premiums and shareholders' equity. All of these factors were considered in establishing salary levels for each of the executive officers, as were their individual duties and the growth and effectiveness of each in performing those duties. For 1996, the Chairman recommended and the Committee approved a 7% increase in the base salary of Mr. Hancock, the Senior Vice President and Treasurer. The Chairman elected not to recommend an increase in his own base salary, and the Committee did not implement an increase. As in the past several years, upon the Chairman's recommendation, the Committee awarded cash bonuses of 25% of base salary for each of Mr. Hancock and Mr. Robinson. The base salary increase and the bonuses reflect the evaluation of the performance the officers as well as the performance of the Company as a whole; although it was the Chairman's own desire that his base salary not be increased.

Equity-Based  Compensation.  The Committee uses equity-based compensation in the
---------------------------
form of stock options to motivate executives to perform to improve the Company's short- and long-term prospects and to align the interests of the Company's executives with those of the shareholders. In 1996, the Committee granted stock options to purchase 25,000 shares to Mr. Hancock, at prevailing market prices. The factors in determining the size of the individual grant were the same as those considered with respect to cash bonuses. The grant vested with respect to one-half of the shares purchasable thereunder on the date of grant with the remainder vesting in equal increments on each of the first and second anniversaries of the date of grant. The vesting schedule is designed to encourage both short-term and long-term performance.

Chief Executive Officer. Mr. Howell's compensation is generally evaluated on the
------------------------
same basis as the Company's other executive officers. The Committee approved an increase of 17% in Mr. Howell's base salary, as well as a cash bonus of $67,500, which represented an increase of 50% over his bonus for 1995.




                                D. Raymond Riddle
                                 Charles B. West
                                William H. Whaley

                                2. RATIFICATION OF
        THE ATLANTIC AMERICAN CORPORATION 1996 DIRECTOR STOCK OPTION PLAN

      On October 29, 1996, the Board of Directors of the Company adopted the 1996 Director Stock Option Plan (the "Plan"), subject to ratification and approval by the shareholders. The Plan provides for the automatic granting of options to non-employee Directors of the Company. As of the date hereof, five of the eight Directors standing for election at the Meeting are eligible to participate under the Plan. The Board of Directors believes that providing Directors with the ability to acquire a proprietary interest in the Company helps to instill loyalty and encourage the generation of long-term value for the Company's shareholders by aligning Directors' interests with those of the shareholders, and has, therefore, concluded that adoption of the Plan is in the best interests of the Company and its shareholders.

      The provisions of the Plan are summarized below. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is included as Annex A.

Purpose

      The purpose of the Plan is to attract and retain Directors of the Company and to provide such persons with incentives and rewards for superior performance. The only Directors eligible to receive grants of options to purchase Common Stock under the Plan are those Directors who are not employees of the Company or its subsidiaries ("Eligible Directors").

Administration

      The Plan is administered by a committee comprised of not less than two Directors, each of whom must be a "Non-Employee Director" as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Committee"). Notwithstanding the foregoing, grants of options under the Plan will be automatic as described below, and the Committee will have no authority, discretion or power to determine the terms of the options to be granted, the number of shares of Common Stock to be issued thereunder or the time at which such options are to be granted, or to establish the duration and nature of options, except in the sense of administering the Plan subject to the provisions of the Plan. The Committee will have the power to interpret the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any interpretation, determination, or other action made or taken by the Committee will be final, binding and conclusive.

Shares Subject to the Plan

      Subject to certain adjustments as provided in the Plan, the total number of shares of Common Stock authorized for issuance pursuant to options granted under the Plan may not exceed 200,000 shares. Shares to be issued may be of original issuance, or shares held in treasury, or a combination thereof. If any outstanding option expires or terminates prior to exercise for any reason, then the Common Stock allocable to the unexercised portion of such option may again become the subject of an option granted under the Plan.

Terms, Conditions and Form of Options

      Each option granted under the Plan must be evidenced by a written agreement in such form as the Committee will from time to time approve, which agreement must comply with and be subject to the following terms and conditions:

      Option Grants.  Each Eligible  Director in office on October 29, 1996, the
      --------------
      date of adoption of the Plan by the Board, was granted an option to purchase 5,000 shares of Common Stock. Each person who is first elected to the Board after October 29, 1996, and who is an Eligible Director, will be automatically granted, on the date such person first takes office as a Director and without further action by the Board, an option to purchase 5,000 shares of Common Stock. In addition, on the date of the first regular meeting of the Board following the annual meeting of the Company's shareholders in each year (commencing with the Meeting), each Eligible Director on such date will automatically be granted an option to purchase 1,000 shares of Common Stock, without further action by the Board.

      Exercise Period. Each option,  unless terminated,  will become exercisable
      ----------------
      to the extent of 100% of the Common Stock subject  thereto  commencing six months  after the date of grant;  provided,  that the holder of the option
                                        --------
      has  continuously  served as a Director  through  such date.  Options will terminate five years from the date of grant;  provided,  however,  that in
                                                    --------   -------
      the event any Eligible Director ceases to be a Director for any reason other than death or disability, all options granted to such Eligible

      Director under the Plan will terminate 90 days following the date such Eligible Director ceases to be a Director. To the extent exercisable, an option may be exercised in full or in part.

      Exercise Price. The price per share of Common Stock at which an option may
      --------------
      be exercised will be equal to the greater of the stated par value of the Common Stock or the arithmetic mean of the highest and lowest sale prices of the Common Stock as reported on The NASDAQ Stock Market on the date of grant.

      Exercise  Procedure.  Options may be  exercised  (in full or in part) from
      -------------------
      time to time by written notice to the Company at its principal office specifying the number of shares of Common Stock with respect to which the option is being exercised and accompanied by payment of the exercise price for the shares with respect to which the option is being exercised.
      Payment may be made in whole or in part by tendering shares of Common Stock having a value equal to the exercise price.

      Options  Non-Transferable.  No  option  granted  under  the  Plan  may  be
      -------------------------
      transferable other than by will or the laws of descent and distribution without the prior approval of the Committee. Except as provided by the Committee in the case of a transferable option, during the lifetime of the option holder, options will be exercisable only by the holder's who received them or, in the event of the incapacity, including incapacity on account of disability, by the option holder's guardian or legal representative acting in a fiduciary capacity.

Compliance with Other Laws and Regulations

      The Plan, the grant and exercise of options under the Plan, and the obligation of the Company to transfer shares under such options will be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Optionees, and to any approvals by any government or regulatory agency as may be required.

Amendment and Discontinuance

      The Board of Directors may from time to time amend, suspend or discontinue the Plan. No amendment or termination of the Plan shall adversely affect any outstanding option without the consent of the holder thereof.

Adjustments in Event of Change in Common Stock

      The Committee will make or provide for such adjustments in the number of shares of Common Stock covered by outstanding options, the exercise price of any such options, and the kind of shares (including shares of another issuer) covered thereby, as the Committee in good faith determines to be equitably required in order to prevent dilution or expansion of the rights of option holders that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. The Committee may also make or provide for such adjustments in the maximum number of shares of Common Stock reserved hereunder or the number of shares specified for each grant as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event requiring such adjustment.

ERISA

      The Plan is not an employee benefit plan that is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), are not applicable to the Plan.

Non-Statutory Common Stock Options

      All options granted under the Plan will be non-statutory options not entitled to special tax treatment under Section 422 of the Code.

Effective Date of the Plan

      The Plan took effect upon its adoption by the Board on October 29, 1996. Any grants, however, will be void in the event that shareholder approval of the Plan is not obtained by October 29, 1997.

Plan Benefits

      The table below illustrates options that have been granted to all non-employee directors (who are the only persons eligible to receive grants under the Plan) as of the date hereof:

                       Plan Benefits Previously Granted
                       --------------------------------

                           Dollar Value ($)           Number of Shares
                           ----------------           ----------------

All Non-Employee
Directors (6 persons)             (1)                      30,000

-------------------

      (1) Stock options are granted under the Plan at exercise prices equal to the fair market value of the Common Stock on the date of grant. The actual value, if any, a person may realize will depend on the excess of the fair market value over the exercise price on the date the option is exercised. All currently outstanding options under the Plan were granted at an exercise price of $3.25. On March 31, 1997, the last reported sale price for the common stock on The NASDAQ Stock Market was $3.25.

Vote Required to Approve the Plan

      The affirmative vote of holders of a majority of the Common Stock is required to approve the Plan.

      The Board of Directors recommends a vote FOR the approval of the Plan.


                  3.  RATIFICATION OF INDEPENDENT ACCOUNTANTS

One of the purposes of the Meeting is to ratify the selection by the Board of Directors of Arthur Andersen LLP, independent public accountants, to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 1997. This firm has audited the financial statements of the Company since 1974.

A representative from Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation owned by Mr. Robinson and members of his immediate family, under leases expiring May 31, 2002 and July 2005. Under the terms of the lease, the Company occupies approximately 54,637 square feet of office space as well as covered parking garage facilities at an annual rental of approximately $513,686, plus a pro rata share of all real estate taxes, general maintenance, and service expenses and insurance costs with respect to the office building and other facilities, which are made available to the Company at no additional rent. The terms of the lease are believed by management of the Company to be comparable to terms which could be obtained by the Company from unrelated parties for comparable rental property.

Effective December 31, 1995, an aggregate of $13.4 million in principal amount of the 8% and 9 1/2% demand notes were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the "Series B Preferred Stock"), which has a stated value of $100 per share and accrues interest at 9% per year. At December 31, 1996, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling $1,206,000.

In addition, Mr. Robinson and members of his immediate family hold an aggregate of 30,000 shares of another series of convertible preferred stock, with a stated value of $100 per share, on which dividends are paid at the rate of 10-1/2% per year (see beneficial ownership table).

On April 8, 1996, the Company sold the approximately 82% interest it held directly in Leath Furniture, LLC (f/k/a Leath Furniture, Inc.) ("Leath"), to Gulf Capital Services, Ltd. ("Gulf Capital"). The aggregate purchase price was approximately $5.3 million. The Company used the cash proceeds from the transaction to repay the remaining $5.3 million in indebtedness owed by the Company to certain affiliates of Mr. Robinson. Gulf Capital is a partnership in which Mr. Robinson is the general partner and certain of his affiliates are the limited partners. In connection with the transaction, The Robinson-Humphrey Company, Inc. delivered an opinion to the Board of Directors that the consideration received by the Company was fair to the Company, from a financial point of view.

Certain of the Company's subsidiaries have made loans, in an aggregate principal amount of approximately $6.4 million, to Leath, which are secured by mortgages on certain properties owned by Leath. The loans bear interest at 9 1/4% per annum, are payable in monthly installments, and mature on December 1, 2016. During 1996, Leath made principal and interest payments on such notes to the Company's subsidiaries in the aggregate amount of $687,958.

Mr. Hudgins, a director of the Company, has entered into a consulting agreement with the Company which provides for payment of an hourly fee. During 1996, Mr. Hudgins received no fees pursuant to this agreement.

Mr. Wyant, a director of the Company, is Of Counsel to the law firm of Jones, Day, Reavis & Pogue, which firm serves as counsel to the Company.

The Company has entered into a consulting agreement with Dr. Whaley, effective January 1, 1997, pursuant to which Dr. Whaley will provide certain medical consulting and advisory services to the Company's subsidiaries. Pursuant to the agreement, which expires December 31, 1999, Dr. Whaley will receive $10,000 per year for such services.

                                OTHER BUSINESS

Management of the Company knows of no other matters than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the next annual meeting must be received by the Company no later than December 17, 1997, in order to be considered for inclusion in the proxy statement and proxy for the 1997 annual meeting. Any such proposal should be addressed to the Company's president and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000.

                                                                         ANNEX A
                                                                         -------
                         ATLANTIC AMERICAN CORPORATION
                        1996 Director Stock Option Plan

1. Purpose. The purpose of this Plan is to attract and retain directors for Atlantic American Corporation, a Georgia corporation (the "Corporation"), and to provide such persons with incentives and rewards for superior performance.

2.   Definitions.  As used in this Plan:

     "Board" means the Board of Directors of the Corporation.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the committee of the Board described in Section 3 of the Plan.

     "Director" means a member of the Board.

     "Disability" means the condition of an Optionee which renders such Optionee unable to engage in any substantial gainful activities by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Optionee will not be considered to be subject to a Disability until he furnishes a certification from a practicing physician in good standing to the effect that such Director meets the criteria described in this definition.

     "Eligible Directors" mean all Directors except for those who are employees of the Corporation or any Subsidiary of the Corporation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fair Market Value" means the greater of (i) the stated par value of the Stock or (ii) the arithmetic mean of the highest and lowest sale prices of the shares of the Corporation's Stock as reported on The NASDAQ Stock Market's National Market System on (a) the relevant date for valuation or (b) if there are no such sales on such date, the nearest preceding date upon which such sales took place.

     "Option" means an option to purchase shares of Stock, granted pursuant to the Plan and subject to the terms and conditions described in the Plan.

     "Optionee" means a Director who has been granted an Option pursuant to the Plan.

     "Plan" means the Atlantic American Corporation 1996 Director Stock Option Plan, as amended from time to time pursuant to Section 7.

     "Stock" means  the  Corporation's  common  stock, par value $.01 per share.

     "Subsidiary" means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3. Administration. The Plan will be administered by a committee comprised of not less than two Directors, each of whom is a Non-Employee Director as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Committee"). Notwithstanding the foregoing, grants of Options will be automatic as described in Section 5, and the Committee will have no authority, discretion or power to determine the terms of the Options to be granted, the number of shares of Stock to be issued thereunder or the time at which such Options are to be granted, or to establish the duration and nature of Options, except in the sense of administering the Plan subject to the provisions of the Plan. The Committee will have the power to interpret the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Plan as they may deem desirable. Any interpretation, determination, or other action made or taken by the Committee will be final, binding and conclusive. None of the members of the Committee may be personally liable for any interpretation, determination or other action made in good faith with respect to the Plan or the Options.

4.   Shares Subject to the Plan.

     Class.  The shares that are to be made the subject of Options granted under
     -----
the Plan will be the Corporation's Stock, which may be authorized but unissued shares or treasury shares. In connection with the issuance of Stock under the Plan, the Corporation may repurchase Stock in the open market or otherwise.

     Aggregate  Amount.  Subject to Section 8(a), the total  number of shares of
     -----------------
Stock authorized for issuance pursuant to Options granted under the Plan will not exceed 200,000 shares. If any outstanding Option expires or terminates prior to exercise for any reason, then the Stock allocable to the unexercised portion of such Option will not be charged against the limitation of this Section 4(b) and may again become the subject of an Option granted under the Plan.

5. Terms, Conditions and Form of Options. Each Option granted under the Plan must be evidenced by a written agreement (the "Agreement") in such form as the Committee will from time to time approve, which Agreement must comply with and be subject to the following terms and conditions:

     Option Grants. Each Eligible Director will be granted an Option to purchase
     -------------
5,000 shares of Stock on the date of adoption of this Plan by the Board. Each person who is first elected to the Board after the date of adoption of this Plan by the Board, and who is an Eligible Director, will be automatically granted, on the date such person first takes office as a Director and without further action by the Board, an Option to purchase 5,000 shares of Stock. In addition, on the date of the first regular meeting of the Board following the annual meeting of the Corporation's stockholders in each year (commencing in the year after which the Plan becomes effective pursuant to Section 8(e)), each Eligible Director on such date will automatically be granted an Option to purchase 1,000 shares of Stock, without further action by the Board.

     Exercise  Period.  Each Option, unless terminated, will  become exercisable
     ----------------
to the extent of 100% of the Stock subject thereto commencing six months after the date of grant; provided, that the Optionee has continuously served as a Director through such date; provided further, however, that any Option granted pursuant to the Plan will become exercisable in full upon the Optionee's death or Disability. Options will terminate five years from the date of grant; provided, however, that in the event any Eligible Director ceases to be a Director for any reason other than death or Disability, all Options granted to such Eligible Director under this Plan will terminate 90 days following the date such Eligible Director ceases to be a Director. To the extent exercisable, an Option may be exercised in full or in part.

     Exercise Price. The price  per share  of Stock  at which  an Option  may be
     --------------
exercised will be equal to the Fair Market Value on the date the Option is granted pursuant to Section 5(a).

     Exercise  Procedure.  Options  may be  exercised (in  full or in part) from
     -------------------
time to time by written notice to the Corporation at its principal office specifying the number of shares of Stock with respect to which the Option is being exercised and accompanied by payment of the exercise price for the shares with respect to which the Option is being exercised (a) in cash, or by check acceptable to the Corporation, (b) by transfer to the Corporation of shares of Stock that have been owned by the Optionee for more than six months prior to the date of exercise and that have a Fair Market Value on the date of exercise equal to such exercise price, or (c) by a combination of such methods of payment. The requirement of payment in cash will be deemed satisfied if the Optionee has made arrangements satisfactory to the Corporation with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares of Stock being purchased so that the net proceeds of the sale transaction will at least equal the exercise price of the shares of Stock being purchased, and pursuant to which the broker undertakes to deliver the full exercise price to the Corporation not later than the date on which the sale transaction will settle in the ordinary course of business.

     Options   Non-Transferable.  No  option  granted  under  the  Plan  may  be
     ------------------------
transferable other than by will or the laws of descent and distribution without the prior approval of the Committee. No interest of any Optionee under the Plan may be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Except as provided by the Committee in the case of a transferable option, during the lifetime of the Optionee, Options will be exercisable only by the Optionee who received them or, in the event of the Optionee's incapacity, including incapacity on account of Disability, by the Optionee's guardian or legal representative acting in a fiduciary capacity.

     Death of Optionee.  Except as provided by  the  Committee  in the case of a
     -----------------
transferable option, in the case of death, Options may be exercised by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law or, if no person has such rights, by the Optionee's executors or administrators.

     No Rights as Shareholder. No Optionee will have any rights as a shareholder
     ------------------------
with respect to any shares subject to Options prior to the date of issuance to such person of a certificate or certificates for such shares.

6. Compliance with Other Laws and Regulations. The Plan, the grant and exercise of Options under the Plan, and the obligation of the Corporation to transfer shares under such Options will be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Optionees, and to any approvals by any government or regulatory agency as may be required. The Corporation will not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange or The NASDAQ Stock Market's National Market System on which the Stock may then be listed, where such listing is required under the rules or regulations of such exchange or system, and (b) the compliance with applicable federal and state securities laws and regulations relating to the issuance and delivery of such certificates; provided, however,
                                                             --------   -------
that the Corporation will make all reasonable efforts to so list such shares and to comply with such laws and regulations.

7. Amendment and Discontinuance. The Board may from time to time amend, suspend or discontinue the Plan. No amendment or termination of the Plan shall adversely affect any outstanding Option without the consent of the Optionee.

8.   General Provisions.

     Adjustments in Event of Change in Stock. The Committee will make or provide
     ---------------------------------------
for such adjustments in the number of shares of Stock covered by outstanding Options, the exercise price of any such Options, and the kind of shares (including shares of another issuer) covered thereby, as the Committee in good faith determines to be equitably required in order to prevent dilution or expansion of the rights of Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. The Committee will also make or provide for such adjustments in the maximum number of shares of Stock specified in Section 4(b) of the Plan and the number of shares of Stock specified in Section 5(a) of the Plan as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 8(a).

     No Right to Continue as a Director.  Neither the Plan, the granting of an
     ----------------------------------
of an Option nor any other action taken pursuant to the Plan may constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain a Director for any period of time or at any particular rate of compensation.

     ERISA.  The  Plan  is not an employee benefit plan that is  subject  to the
     -----
provisions of ERISA and the provisions of Section 401(a) of the Code are not applicable to the Plan.

     Non-Statutory Stock Options.  All Options  granted  under the  Plan will be
     ---------------------------
non-statutory options not entitled to special tax treatment under Section 422 of the Code.

     Effective  Date of the Plan.  The Plan will take  effect  upon its adoption
     ---------------------------
by the Board. Any grants, however, will be null and void in the event that stockholder approval of the Plan is not obtained within twelve (12) months of such effective date.

     Governing Law. The Plan and all interpretations and determinations made and
     -------------
actions taken pursuant hereto will be governed by the laws of the State of Georgia without regard to the choice of law provisions thereof.

     Variation of Pronouns.  All pronouns and  any variations thereof contained
     ---------------------
herein will be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.







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